As filed with the Securities and Exchange Commission on October 10, 2024

Registration No. 333-272212

Registration No. 333-272213

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272212

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272213

Strong Global Entertainment, Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

108 Gateway Blvd, Suite 204 Mooresville, NC	28117
(Address of Principal Executive Offices)	(Zip Code)

Strong Global Entertainment, Inc. 2023 Share Compensation Plan

(Full title of the plans)

Todd R. Major

Chief Financial Officer

Strong Global Entertainment, Inc.

108 Gateway Blvd, Suite 204

Mooresville, NC 28117

(Name and address of agent for service)

(704) 471-6784

(Telephone number, including area code, of agent for service)

With copies to:

Amy Bowler

Holland & Hart LLP

555 17th Street, Suite 3200

Denver, CO 80202

(303) 295-8000

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

These Post-Effective Amendments (these “Post Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Strong Global Entertainment, Inc., a British Columbia, Canada corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement on Form S-8 (No. 333-272212), filed with the SEC on May 25, 2023; and

●	Registration Statement on Form S-8 (No. 333-272213), filed with the SEC on May 25, 2023.

On September 30, 2024, the Company, Fundamental Global Holdings BC ULC, an unlimited liability company existing under the laws of the Province of British Columbia and majority owner of the Company (“FG BC”), and 1483530 B.C. Ltd., a newly formed subsidiary of FG BC, completed an arrangement transaction (the “Arrangement”) pursuant to the terms of the Arrangement Agreement, dated May 30, 2024 (the “Arrangement Agreement”), by and among such parties. In connection with the Arrangement Agreement, shares of Class A Common Voting shares of the Company (the “SGE Common Shares”) were deemed to be transferred by the holders thereof to FG BC in exchange for the arrangement consideration consisting of 1.5 shares of the common stock of Fundamental Global Inc., the indirect sole owner of FG BC, with any fractional shares being rounded up to the nearest whole share.

As a result of the Arrangement, the Company has terminated all offerings of the SGE Common Shares pursuant to the Registration Statements. Accordingly, effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration all such SGE Common Shares that are registered but unsold under the Registration Statements, if any. Effective upon filing of these Post-Effective Amendments, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Class A Common Voting shares, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mooresville, State of North Carolina, on October 10, 2024. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

STRONG GLOBAL ENTERTAINMENT, INC. (Registrant)

October 10, 2024	By:	/s/ Todd R. Major
Date		Todd R. Major
Chief Financial Officer
(Principal Financial Officer)